Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 29, 2014
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Second Quarter 2014 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2014. The Bank expects to file its Second Quarter 2014 Form 10-Q with the Securities and Exchange Commission (SEC) on or about August 12, 2014.

Operating Results

For the three and six months ended June 30, 2014, the Bank recorded net income of $27.0 million and $64.0 million compared to $15.7 million and $43.0 million for the same periods in 2013. The Bank's net income was primarily driven by net interest income and other (loss) income.

The Bank's net interest income totaled $60.3 million and $112.7 million for the three and six months ended June 30, 2014 compared to $50.7 million and $104.0 million for the same periods last year. The increase was primarily due to an increase in interest income resulting from higher advance volumes.

The Bank's net interest margin was 0.32 percent and 0.31 percent during the three and six months ended June 30, 2014 compared with 0.43 percent and 0.44 percent for the same periods last year. The decline was primarily due to reduced yields on the Bank's interest-earning assets driven by the low interest rate environment and higher volumes of advances and short-term investments that generate lower margins when compared to the majority of the Bank's other interest-earning assets. The decline was partially offset by lower yields on the Bank's interest-bearing liabilities.

The Bank's other (loss) income totaled ($14.6) million and ($11.2) million for the three and six months ended June 30, 2014 compared to ($19.7) million and ($27.4) million for the same periods last year. The primary drivers of other (loss) income were losses on derivatives and hedging activities, gains on trading securities, and a reduction in losses from the extinguishment of debt as described below.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three and six months ended June 30, 2014, the Bank recorded losses of $38.9 million and $62.0 million on its derivatives and hedging activities through other (loss) income compared to gains of $59.1 million and $70.0 million during the same periods last year. These fair value changes were primarily attributable to the impact of changes in interest rates on fair value hedge relationships and on interest rate swaps that the Bank utilizes to economically hedge its trading securities portfolio.

The Bank's trading securities are recorded at fair value with changes in fair value also reflected through other (loss) income. During the three and six months ended June 30, 2014, the Bank recorded gains on trading securities of $22.3 million and $46.5 million compared to losses of $72.4 million and $79.3 million for the same periods in 2013. These changes in fair value were primarily due to the impact of interest rates and credit spreads on the Bank's fixed rate trading securities and were offset by changes in fair value on interest rate swaps that the Bank utilizes to economically hedge these securities as noted above.

The Bank also extinguishes higher-costing debt from time to time in an effort to better match its projected asset cash flows and to reduce its future interest costs. During both the three and six months ended June 30, 2014, the Bank extinguished $23.7 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $2.7 million through other (loss) income. During the three and six months ended June 30, 2013, the Bank extinguished $70.0 million and $162.1 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $10.6 million and $25.7 million.

Balance Sheet Highlights

The Bank's total assets increased to $82.2 billion at June 30, 2014 from $73.0 billion at December 31, 2013 due primarily to an increase in advances and investments. Advances increased $6.1 billion due primarily to borrowings from larger depository institutions as well as insurance company members. Investments increased $3.4 billion mainly due to the purchase of mortgage-backed securities. Total capital increased to $3.8 billion at June 30, 2014 from $3.5 billion at December 31, 2013. The increase was primarily due to additional activity-based capital stock outstanding driven by the growth in advances.

Additional financial information will be provided in the Bank's Second Quarter 2014 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about August 12, 2014.

Dividend

In August, the Board of Directors is scheduled to review and approve the second quarter 2014 dividend. A dividend announcement is expected on or about August 12, 2014.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	June 30,	December 31,
Statements of Condition (dollars in millions)	2014	2013
Advances	$51,714	$45,650
Investments	23,490	20,131
Mortgage loans held for portfolio, net	6,486	6,557
Total assets	82,217	73,004
Consolidated obligations	77,583	68,332
Total liabilities	78,424	69,547
Total capital stock - Class B putable	2,954	2,692
Retained earnings	705	678
Accumulated other comprehensive income	134	87
Total capital	3,793	3,457
Total regulatory capital[1]	3,667	3,379

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2014	2013	2014	2013
Net interest income	$60.3	$50.7	$112.7	$104.0
Reversal for credit losses on mortgage loans	—	—	(0.3)	—
Other (loss) income	(14.6)	(19.7)	(11.2)	(27.4)
Other expense	15.7	13.6	30.7	28.8
Total assessments	3.0	1.7	7.1	4.8
Net income	27.0	15.7	64.0	43.0
Performance Ratios
Net interest margin	0.32%	0.43%	0.31%	0.44%
Return on average equity	3.02%	2.23%	3.68%	3.09%
Return on average capital stock	3.90%	3.09%	4.75%	4.29%
Return on average assets	0.14%	0.13%	0.17%	0.18%
Regulatory capital ratio	4.46%	5.92%	4.46%	5.92%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Second Quarter 2014 Form 10-Q expected to be filed on or about August 12, 2014 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.